EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 18, 2024, by and between Malibu Boats, Inc., a Delaware corporation (the “Company”), and Steven Menneto, an individual (“Executive”).
RECITALS:
A.    The Company desires that Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.
B.    Executive desires to accept such employment on such terms and conditions.
C.    This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date, and supersedes and negates all previous negotiations and agreements with respect to such relationship.
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties agree as follows:
1.EMPLOYMENT; BOARD SERVICE; OUTSIDE ACTIVITIES.

a.Employment. The Company hereby agrees to employ Executive as Chief Executive Officer according to the terms and conditions set forth herein, effective as of August 5, 2024 or such earlier date as the Company and Executive mutually agree (such date the “Effective Date”). Executive shall report directly to the Company’s Board of Directors or authorized committee thereof (the “Board”). Executive shall perform such officer level duties and have such officer level authority and responsibility as is usual and customary for such position, plus any additional officer level duties commensurate with such position as may reasonably be assigned from time to time by the Board, including but not limited to providing services as an officer or director to one or more of the Company’s subsidiaries or affiliates (and the compensation for such services shall be covered exclusively by Sections 3 through 5 of this Agreement). Executive’s duties as Chief Executive Officer shall include overall responsibility for the management and leadership of the Company and all of its departments and personnel, execution of the Company’s strategy and full profit and loss responsibility. Executive hereby accepts such employment as of the Effective Date and agrees to devote Executive’s full business time, energy and best efforts to the performance of the Executive’s duties for the Company. Executive shall be subject to and comply with the Company’s policies, procedures and approval practices, as generally in effect from time-to-time.
b.Board Service. As of the Effective Date, Executive shall be appointed to the Board. Executive shall be nominated and recommended for election and a director at each annual meeting of the Company's stockholders which occurs during the Period of Employment at which Executive is up for re-election.
c.Outside Activities. Notwithstanding the foregoing, Executive may serve on the board of one (1) for-profit entity with the approval of the Board (which approval shall not be unreasonably withheld or delayed) and engage in civic, charitable or industry activities, so long as such board service and activities do not materially interfere with the performance of Executive's duties to the Company.
2.EMPLOYMENT RELATIONSHIP. The “Period of Employment” under this Agreement shall be the period that Executive remains employed by the Company. Subject to the terms of Section 5 of this Agreement, Executive shall be employed on an at-will basis and Executive’s employment with the Company may be terminated by Executive or the Company at any time, with or without Cause, and with or without advance notice.

3.COMPENSATION.

a.Base Salary. During the Period of Employment, the Company agrees to pay Executive a base salary of Nine Hundred Twenty Thousand dollars ($920,000.00) per annum, less standard deductions and authorized withholdings (the “Salary”). The Salary shall be paid in accordance with the Company’s standard payroll practices. Executive’s Salary shall be reviewed annually by the Board or compensation committee thereof (the “Compensation Committee”).
b.Bonus. During the Period of Employment, Executive shall be entitled to earn an annual performance-based bonus (“Annual Bonus”) as follows:

(1)Executive will be awarded a cash bonus of 55% of Salary (or $506,000) for the 2025 fiscal year, subject to the Executive being continuously and actively employed through the end of the 2025 fiscal year (the period from July 1, 2024 – June 30, 2025) and, except as provided below, the date that bonuses are normally paid to the Company’s executives. In addition to the bonus award for the 2025 fiscal year, Executive will also receive a restricted stock unit award pursuant to Section 3(c)(1) below.
(2)Beginning in the 2026 fiscal year, in addition to Salary, during each fiscal year of the Period of Employment, Executive will be eligible to earn a target annual cash bonus of not less than 110% of Salary and a maximum annual cash bonus opportunity of not less than 200% of the target annual cash bonus. The actual cash bonus for a fiscal year will be determined based on the level at which the Company and its subsidiaries achieve the performance criteria established by the Board or the Compensation Committee (in consultation with Executive) for such year, as determined by the Board or such Compensation Committee in its sole discretion.
(3)To earn any Annual Bonus, Executive must be continuously and actively employed through the end of the applicable fiscal year and the date that bonuses are normally paid to the Company’s executives; provided, however, if Executive is continuously and actively employed through the applicable fiscal year, but is terminated without Cause or terminates employment for Good Reason or his employment terminates due to death or Disability prior to the date that bonuses are normally paid to the Company’s executives, Executive shall be deemed to have earned such Annual Bonus. Each Annual Bonus earned by Executive, if any, will be due and payable no later than 75 days following the end of the applicable fiscal year. Any Annual Bonus paid to Executive shall be subject to applicable deductions and withholdings.
c.LTI Awards. During the Period of Employment, Executive shall be eligible to participate in the Malibu Boats, Inc. Long Term Incentive Plan (such plan as amended and any successor or replacement plan, the “LTI Plan”) as follows:

(1)On or as soon as practicable (but not more than five (5) business days) following the Effective Date, Executive shall be awarded an initial grant under the LTI Plan of: (a) 14,363 restricted stock units (the “Bonus RSUs”), plus (b) 44,064 restricted stock units (the “Sign-On RSUs”). This award will be evidenced by an award agreement and governed according to the terms of the LTI Plan. The award agreement will provide that the Bonus RSUs shall vest on the first anniversary of the Effective Date and one-third of the Sign-On RSUs shall vest ratably in substantially equal annual installments on each of the first three annual anniversaries of the Effective Date; provided that if Executive's employment with the Company is terminated by the Company without Cause, by Executive for Good Reason or due to death or Disability, 100% of the Bonus RSUs and Sign-On RSUs which have not vested shall vest if full as of the date of such termination of employment.
(2)Executive will be eligible to participate in the LTI Plan on the same basis as the Company’s other senior executive officers as determined by the Board or Compensation

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Committee in its sole discretion. Executive will receive an LTI grant with a grant date value equal to $800,000 in November 2024 and the target amount for Executive’s LTI grant in November 2025 will be $2.7 million.
(3)If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason within 24 months following a Change in Control (as defined in the LTI Plan) that constitutes a “change in control event” for purposes of Code Section 409A (a “Change in Control Termination”) Executive’s unvested equity awards subject to time-based vesting shall become fully vested and payable, and Executive’s equity awards subject to performance-based vesting shall become vested and payable at target performance, in each case, as of Executive’s termination date.
(4)If Executive retires from his employment with the Company upon twelve (12) months’ written notice to the Board and has reached sixty-five (65) years of age as of his retirement date, and such retirement constitutes a “separation from service” within the meaning of Code Section 409A (a “Qualified Retirement”), Executive’s unvested equity awards subject to time-based vesting shall become vested and payable as of Executive’s retirement date, and Executive’s unvested equity awards subject to performance-based vesting shall vest based on actual performance at the end of each applicable performance period as if Executive had remained actively employed by the Company through each such date.
4.BENEFITS.

a.Benefits. In addition to (but without duplication of) Salary and any bonuses payable to Executive pursuant to Section 3, Executive shall be entitled to participate at his sole discretion in all of the Company’s employee benefit programs for which senior executive employees of the Company are generally eligible, subject to the terms, conditions and eligibility requirements of such plans and benefits.
b.Vacation. Executive will be entitled to accrue vacation time, in an amount and subject to accrual limits, in accordance with the Company’s policies and practices for senior executives of the Company; provided Executive’s vacation time shall not be less than five weeks. Executive shall schedule and take vacation at the mutual convenience of the Executive and the Company.
c.Automobile. During the Period of Employment, the Company shall, at its option, either provide Executive with a monthly automobile allowance or, at its cost, shall provide Executive a car that will be owned by the Company. Such allowance or car shall be of the same amount and or quality consistent with Company practices and made available to other executives or managers of the Company. Insurance will be maintained and paid by the Company. Executive shall be entitled to reimbursement for the cost of all maintenance and fuel costs associated with Executive’s use of the automobile. Executive may use such automotive vehicle for business and personal purposes.
d.Boat. During the Period of Employment, the Company at its cost shall provide Executive the opportunity for use of a boat from each of Malibu, Cobalt, Pursuit and MBG of a quality consistent with the Company’s practices (of a kind and cost to be approved by the Board) that will be owned by the Company. Insurance will be maintained and paid by the Company. Executive shall be entitled to reimbursement for the cost of all maintenance costs associated with Executive’s use of the boat(s). Executive will be responsible for all fuel costs associated with Executive’s use of the boat(s). Executive may use such boat(s) for business and personal purposes.
e.Relocation Expenses. The Company shall reimburse Executive each fiscal year during the Period of Employment for the reasonable costs associated with Executive’s maintenance of an apartment in Knoxville and for reasonable commuting costs to Knoxville from either of Executive’s other principal residences. In addition, the Company shall reimburse Executive for the reasonable one-time costs

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associated with Executive’s apartment relocation from Minneapolis to Knoxville, including, but not limited to, lease termination fees and movement of personal belongings.
f.Business Expenses. During the Period of Employment, the Company shall reimburse Executive in the calendar year in which they are incurred for all reasonable out-of-pocket business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company shall pay or reimburse Executive for legal fees and expenses of up to a maximum of $10,000 incurred with respect to the review and negotiation of this Agreement and the agreements referred to herein.
g.Indemnification. As of the Effective Date, the Company will enter into its standard form of indemnification agreement with Executive. In addition, the Company does not believe Executive’s employment under this Agreement violates any of Executive’s contractual or other post-employment obligations to his prior employer but in the event Executive’s prior employer were to challenge the Company’s position, the Company agrees to (i) fully indemnify and hold Executive harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by Executive in connection with any legal action instituted by Executive’s former employer to prevent him from accepting the employment contemplated by this Agreement or seek damages related to such employment; (ii) pay Executive’s Salary, and permit him to begin to vest in the awards set forth in Section 3(c)(1) hereof during such time as Executive may be prevented from performing services for the Company; and (iii) at the conclusion of any such period during which Executive is prevented from performing services, reinstate Executive to the positions contemplated by Sections 1(a) and 1(b) hereof with service credit back to the Effective Date contemplated by Section 1(a). To the extent any indemnification payment is taxable to the Executive, it shall be reimbursed in accordance with Code Section 409A.
5.TERMINATION. Notwithstanding anything in this Agreement to the contrary, Executive’s employment may be terminated as follows:

a.Death. Upon the death of Executive, Executive’s employment with the Company shall terminate and the Company shall not be obligated to make any further payments to Executive hereunder, except amounts due as Salary, any unpaid Annual Bonus earned pursuant to Section 3(b) and accrued but unused vacation earned at the time of Executive’s termination of employment, reimbursement for any documented expenses incurred prior to Executive’s termination of employment in accordance with Section 5 hereof, and amounts payable under any employee benefit plans and awards under the LTI Plan (in each case as provided in such plans and applicable award agreements) (collectively, the “Accrued Obligations”).
b.Disability. In the event that the Board reasonably determines in good faith that Executive is unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than ninety (90) days in any rolling one-year period (“Disability”), unless a longer period is required by applicable federal or state law, in which case that longer period would apply, the Board shall have the right to terminate Executive’s employment, and the Company shall not be obligated to make any further payments to Executive hereunder, except for the Accrued Obligations. Executive expressly agrees that the Company shall have the right to permanently replace Executive in the event he is terminated due to a Disability.
c.Termination for Cause. The Board may terminate Executive’s employment at any time immediately upon written notice to Executive for Cause.

(1)For purposes of this Agreement, “Cause” shall mean any of the following occurring during Executive’s employment hereunder: (a) a knowing, intentional or reckless act or omission that constitutes theft, forgery, fraud, material dishonesty, misappropriation, breach of fiduciary duty or duty of loyalty, or embezzlement by Executive against the Company or any of its parent,

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subsidiary or affiliated entities; (b) Executive’s conviction, or plea of guilty or nolo contendere, of a felony or any other crime involving moral turpitude; (c) Executive knowingly or intentionally causing the Company’s financial statements to fail to materially comply with generally accepted accounting principles, Executive’s unlawful use (including being under the influence) or possession of any illegal drug or narcotic while on Company premises or while performing Executive’s duties and responsibilities hereunder; (d) Executive’s willful refusal to comply with the lawful requests made of Executive by the Board, which (if reasonably susceptible of cure), is not fully cured within five (5) days after Executive receives written notice from the Board detailing Executive’s willful refusal; (e) gross negligence of Executive in the performance of his job duties, which (if reasonably susceptible of cure), is not fully cured within 30 days after Executive receives written notice from the Board detailing Executive’s gross negligence; (f) a material violation by Executive of one or more Company policies, which (if reasonably susceptible of cure), is not fully cured within 30 days after Executive receives written notice from the Board detailing Executive’s violation(s) of Company policy; and/or (g) a material breach by Executive of this Agreement or any other agreement with the Company, which (if reasonably susceptible of cure), is not fully cured within 30 days after Executive receives written notice from the Board detailing Executive’s breach of this Agreement and/or any other agreement with the Company.
(2)In the event that the Board terminates Executive’s employment for Cause, the Company shall not be obligated to make any further payments to Executive hereunder, except for the Accrued Obligations.
d.Termination Without Cause.

(1)By Executive. Except as set forth in this Agreement, Executive may voluntarily resign from his employment with the Company at any time, and for any reason or no reason, with or without cause, after giving thirty (30) days’ prior written notice to the Company. In the event of a voluntary resignation, the Company may elect at its sole discretion to make the resignation of employment effective at any time prior to the expiration of the 30-day notice period and, upon the effective date of such resignation, the Company shall not be obligated to make any further payments to Executive hereunder, except for the Accrued Obligations.
(2)By Company. Notwithstanding any other provision in this Agreement, the Board (at its sole discretion) shall have the right to terminate Executive’s employment at any time, for any reason or no reason, immediately upon written notice to Executive. If the Board terminates Executive’s employment pursuant to this Section 5(d)(2) without Cause, the Company shall pay to Executive the Accrued Obligations. In addition, if the Company terminates Executive’s employment without Cause, subject to Executive signing (and not revoking) a complete and general release of any and all claims in favor of the Company and its affiliates in a customary form and substance reasonably satisfactory to the Company (the “Release”) within twenty-one (21) days (or such longer period as may be required by applicable law to obtain a complete and general release of claims) (the “Release Execution Deadline”) after the Company provides the form of Release to Executive (which form shall be provided no later than five (5) days after termination of employment), upon a termination of Executive’s employment by the Company without Cause, Executive shall receive the following payment (the “Severance Payment”): a lump sum cash payment equal to 100% (200% upon a Change in Control Termination) of the sum of (i) his highest Salary in effect during the one-year period prior to termination of employment plus (ii) the Annual Bonus earned with respect to the most recently completed fiscal year prior to termination of employment (or, if such termination occurs prior to June 30, 2026, the amount of the annual target bonus set forth in Section 3(b) above based on the Salary amount described in the immediately preceding clause (i)). For purposes of clarity, upon a Change in Control Termination, Executive’s outstanding equity awards shall vest in accordance with Section 3(c)(3) hereof. The Severance Payment shall be paid within sixty (60) days of the date of termination; provided the

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date of payment shall not be prior to the effective date of the Release, and provided further that if such sixty (60) day period begins in one calendar year and ends in the subsequent calendar year, the payment shall be made in the subsequent calendar year. Notwithstanding the above, the Release shall include customary carve-outs of claims to which the Release does not apply, including, but not limited to, claims relating to vested rights to indemnification or to directors and officers insurance coverage, rights under any employee benefit plans or LTI Plan awards and any claims that cannot be released as a matter of law.
(3)Termination for Good Reason. Executive may terminate employment for Good Reason (as defined below) and upon execution and delivery by Executive of the Release within the Release Execution Deadline, so long as Executive complies with Executive’s obligations under this Agreement and the Release, Executive will be entitled to receive the Severance Payment and treatment of outstanding equity awards in the event of a Change in Control Termination as described in Section 5(d)(2) above. For purposes of this Agreement, resigning with “Good Reason” means Executive’s resignation from employment after the occurrence of any of the following (without Executive’s prior written consent): (i) a material diminution in Executive’s authority, duties, responsibilities or reporting relationships, (ii) a material reduction in the aggregate compensation provided to Executive, other than a reduction applicable to all of the Company’s other named executive officers occurring prior to a Change in Control, or (iii) a material breach of any other material term of this Agreement; provided, however, that any such condition shall not constitute “Good Reason” unless Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition and, thereafter, the Board fails to cure such “Good Reason” within thirty (30) days following its receipt of such written notice from Executive, and within thirty (30) days thereafter, Executive terminates his employment for “Good Reason.”
6.NONDISPARAGEMENT. During the Period of Employment and for a period thereafter of three (3) years, the Participant shall not, directly or indirectly, make any defamatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its affiliates or subsidiaries, or Executive’s employment. Nothing in this Section 6 shall prohibit Executive from providing truthful testimony in any legal, administrative or regulatory proceeding and Executive may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, that upon receiving such lawfully-issued subpoena or court order, Executive shall promptly provide, if allowed by applicable law or regulation, reasonable written notice to Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its affiliates or subsidiaries, and the privacy rights of any employee or director.
7.NONCOMPETITION; NON-SOLICITATION. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company he has and shall become familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information (as defined below) concerning the Company and its subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries, and, therefore, Executive agrees that, during the Period of Employment and for a period thereafter of one (1) year, he shall not (a) solicit, induce or encourage any employee of the Company or any of its affiliates or subsidiaries to terminate their employment with the Company or any of its affiliates or subsidiaries; (b)  attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or subsidiaries to divert any business or income from the Company or any of its affiliates or subsidiaries or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or subsidiaries; (c) directly or indirectly, for himself or another person, firm, corporation, association or other entity, as an owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or otherwise, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, or operate, develop or own any interest in (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company), or be employed by or consult with, any business or entity that competes with the business

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of the Company or its subsidiaries (the “Covered Business”), without prior approval of the Company. For purposes of this Agreement and any other agreement which is or may become applicable to Executive (including, but not limited to, any award agreements under the LTI Plan), a “Covered Business” (or similar words) shall mean the design, manufacture, or marketing of the type of recreational powerboats, or components thereof, regardless of physical location of such business activity, together with any other line(s) of business engaged in by the Company or its subsidiaries as of the date of Executive’s termination of employment or in which the Company or its subsidiaries are, to the knowledge of Executive, actively planning to be engaged in as of such date. The term “Customer” shall mean any individual or business firm that is, or within the prior eighteen (18) months was, a customer or client of the Company or any of its affiliates or subsidiaries, whether or not such business was actively solicited by Executive on behalf of the Company or any of its affiliates or subsidiaries during Executive’s employment.
8.INVENTIONS ASSIGNMENT AND CONFIDENTIAL INFORMATION.

a.Inventions. The Company shall own all right, title, and interest to all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations, and improvements developed or created by Executive, either solely or jointly with others, during the term of Executive’s employment that: (i) are reasonably related to the Company’s or its subsidiaries’ or affiliates’ business; (ii) involve the Company’s or its subsidiaries’ or affiliates’ actual or demonstrably anticipated research or development; (iii) result from any work performed by Executive for the Company or its subsidiaries or affiliates; or (iv) incorporate any of the Confidential Information (as defined below) (collectively, “Inventions”). Executive shall immediately and confidentially communicate a description of any Inventions to the Company and to no other party at any time, and if the Company so desires, Executive shall execute all documents and instruments and do all things as may be requested by the Company in order to forever vest all right, title and interest in such Inventions solely in the Company and to obtain such letters of patent, copyrights, registrations or other protections as the Company may, from time to time, desire. In addition, Executive hereby assigns to the Company all right, title and interest of Executive in and to any present Inventions made, devised, created, invented or discovered, in whole or in part, by Executive.
b.Confidential Information. During the term of this Agreement and at all times thereafter, Executive shall hold inviolate and keep secret all non-public documents, materials, knowledge or other confidential business or technical information of any nature whatsoever that the Company or its subsidiaries or affiliates has maintained as confidential and that has been disclosed to or developed by him or to which he had access as a result of his employment with the Company (hereinafter referred to as “Confidential Information”). Such Confidential Information shall include non-public technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, investors, personnel information (including skills, compensation, experience and performance), customer lists and preferences, records, financial information, manuals and/or business plans and strategies. Executive agrees that all Confidential Information shall remain the sole and absolute property of the Company, unless such information is or becomes publicly available or disclosed by lawful means. During the term of this Agreement, Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of performing services on behalf of the Company. Upon the termination of Executive’s employment with the Company for any reason, Executive shall (i) not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, unless such information is or becomes publicly available or disclosed by lawful means; (ii) return to the Company all property that belongs to or is owned by the Company (including any computer, cell phone, personal digital assistant, keys, security cards, etc.); and (iii) return to the Company all documents, records, compositions, articles, devices, equipment, electronic storage devices and other items that disclose or embody Confidential Information, including all copies or specimens thereof (including electronic copies), whether prepared by him or by others, unless such information is or becomes publicly available or disclosed by lawful means.

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Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization to make any such reports or disclosures and is not required to notify the Company of such reports or disclosures. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act (18 U.S.C. § 1833(b)): Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to the attorney of Executive and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
9.ADDITIONAL ACKNOWLEDGMENTS. Executive acknowledges that the provisions of Sections 6, 7, 8 and this Section 9 are in consideration of Executive’s employment with the Company and other good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 6, 7 and 8 and this Section 9 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (x) that the business of the Company and its subsidiaries will be conducted throughout the United States and its territories and beyond, (y) notwithstanding the state of organization or principal office of the Company or any of its subsidiaries or facilities, or any of their respective executives or employees (including Executive), it is expected that the Company and its subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and its territories and beyond, and (z) as part of Executive’s responsibilities, Executive will be traveling throughout the United States and other jurisdictions where the Company and its subsidiaries conduct business during the Period of Employment in furtherance of the Company’s business relationships. Executive agrees and acknowledges that the potential harm to the Company and its subsidiaries of the non-enforcement of any provision of Sections 6, 7, 8 and this Section 9 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and either consulted with legal counsel of Executive’s choosing regarding its contents or knowingly and voluntarily waived the opportunity to do so, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical area.
10.SPECIFIC PERFORMANCE. In the event of the breach or a threatened breach by Executive of any of the provisions of Section 6, 7, 8 or 9, the Company and its subsidiaries would suffer irreparable harm and Executive acknowledges that money damages would not be a sufficient remedy and, in addition and supplementary to other rights and remedies existing in its favor whether under this Agreement or under any other agreement, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 6 or 7, the noncompete Period or the non-solicitation Period, as applicable, shall be tolled until such breach or violation has been duly cured.
11.LITIGATION/AUDIT COOPERATION. Executive agrees that following the termination of his employment for any reason, for a period of twelve (12) months he shall reasonably cooperate at mutually convenient times and locations in connection with (a) the defense of, or prosecution by, the Company or any of its affiliates with respect to any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with, or service to, the Company; and (b) any audit of the financial statements of the Company with respect to the period of time when Executive was employed by the Company as Chief Financial Officer. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with such cooperation. Executive shall be

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compensated for his time at a mutually agreed upon rate for any services other than the provision of information to the Company or its counsel and/or testifying as a witness, which he shall undertake without any compensation up to a maximum obligation of 120 hours.
12.WAIVER OF BREACH. The waiver of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any party or allowed it by law shall be cumulative and not exclusive of any other.
13.SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement or the application thereof.
14.ENTIRE AGREEMENT. This Agreement, along with any related documents referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and completely and irrevocably terminates any and all other previous or contemporaneous communications, representations, understandings, agreements, negotiations and discussions, either oral or written, between the parties with respect to the subject matter hereof. The parties acknowledge and agree that there are no written or oral agreements, understandings, or representations, directly or indirectly related to this Agreement or the employment, compensation or benefits of Executive that are not set forth herein. By executing this Agreement, Executive represents and warrants to the Company that Executive has provided the Company with a copy of any agreement with his current employer containing restrictive covenants. Executive agrees that he shall not share any confidential or proprietary information of any prior employer or consultancy or individual with the Company or the Company’s employees.
15.AMENDMENT OF AGREEMENT. This Agreement may be altered or amended in any of its provisions only by a written agreement signed by each of the parties hereto.
16.SUCCESSORS. The Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns, as well as Executive and his estate. Executive may not assign or delegate, in whole or in part, his duties or obligations under this Agreement. This Agreement may be transferred and assigned by the Company to any successor of the Company by acquisition, merger, reorganization, amalgamation, asset sale or otherwise. Upon any assignment of this Agreement by the Company, all obligations of the Company shall terminate, Executive shall become employed by the assignee in accordance with the terms of this Agreement and the term “Company” as used in this Agreement shall include only such assignee.
17.RIGHTS CUMULATIVE. The Company’s and Executive’s rights under this Agreement are cumulative, and the exercise of one right will not be deemed to preclude the exercise of any other rights.
18.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
19.CONSTRUCTION. Each party has cooperated in the drafting and preparation of this Agreement, and therefore, the Agreement shall not be construed against either party on the basis that any particular party was the drafter.
20.VOLUNTARY COUNSEL. Executive agrees and acknowledges that he has read and understood this Agreement prior to signing it, has entered into this Agreement freely and voluntarily and has been advised to seek legal counsel prior to entering into this Agreement and has had ample opportunity to do so.
21.GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Tennessee (without giving effect to principles of conflicts of laws).
22.SECTION 409A.

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a.The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company or any of the Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
b.To the extent required to comply with Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.”
c.All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.
d.For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
e.Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within fifteen (15) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
23.CLAWBACK. All bonuses and equity awards granted under this Agreement, the LTI Plan or any other incentive plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of bonuses or awards or any shares or other cash or property received with respect to the bonuses or awards (including any value received from a disposition of the shares acquired upon payment of the bonuses or equity awards).
24.ARBITRATION.

a.In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, the Company and Executive, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act.
b.Executive and the Company agree that any and all claims or controversies whatsoever brought by Executive or the Company, arising out of or relating to this Agreement, Executive’s employment with Company, or otherwise arising between Executive and Company, will be settled by final and binding arbitration in Knoxville, Tennessee or such other location as may be mutually agreed by parties in accordance with the Employment Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any

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claims arising out of the public policy of Tennessee, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.
c.The arbitration will be conducted before an arbitrator to be mutually agreed upon by the parties from JAMS’ panel of arbitrators. In the event that the parties are unable to mutually agree upon the arbitrator, JAMS shall provide a slate of five arbitrators with experience in employment law and each party shall have the opportunity to strike two names and rank the remaining arbitrators in order of preference. JAMS shall then select the highest ranked arbitrator to preside over the arbitration. If JAMS is unable to provide an arbitrator who has experience in employment law, the parties may jointly or separately petition the court for appointment of an arbitrator with such experience. The arbitrator will have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. The Company shall bear all costs of the arbitration and arbitrator and each party shall bear its own attorney’s fees and costs.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MALIBU BOATS, INC.
By:	/s/ Michael K. Hooks
Title:	Executive Chair

EXECUTIVE
/s/ Steven D. Menneto

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